                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:       December 31, 2001
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------
(Print or Type response)


1. Name and Address of Reporting Person *

KRF3 Acquisition Company, L.L.C. (1)
   (Last)                   (First)                 (Middle)

One Beacon Street, Suite 1500
                            (Street)

Boston                      MA                        02108
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Krupp Realty Fund, Ltd. - III

3. IRS or Social Security Number of Reporting Person (Voluntary)

04-3468669

4. Statement of Month/Year

8/99

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Investor limited partnership
interests of Krupp Realty
Fund, Ltd. - III                  07/01/99      P        V    10,317 (2)   A    $550 (3)      10,317            D
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 3-99)

Explanation of Responses:
(1)  See page 3 attached.
(2)  See page 3 attached.
(3)  $550 per interest, $5,674,350 in the aggregate.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
---------------------  ---------------  -------------  -------------  -------------  --------------



The filing of this statement shall not be deemed an admission that the Reporting Persons are the beneficial owners of any securities not held directly for their accounts for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, or otherwise.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

        See page 4 attached                              August 5, 1999
---------------------------------------               ---------------------
   **Signature of Reporting Person                            Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                  Amount of Investor
                                            Limited Partnership Interests                               Nature of Indirect
Other Reporting Persons IRS/S.S. Number Beneficially Owned as of July 1, 1999 Ownership Form           Beneficial Ownership
----------------------- --------------- ------------------------------------- --------------           --------------------
KRF Company, L.L.C.       04-3468667                  10,317                     Indirect    I (through ownership of KRF3
                                                                                             Acquisition Company, L.L.C.)
The Krupp Family Limited  04-3223524                  10,317                     Indirect    I (through indirect ownership of KRF3
  Partnership - 94                                                                           Acquisition Company, L.L.C.)
George Krupp              028-343379                  10,317                     Indirect    I (through indirect ownership of KRF3
                                                                                             Acquisition Company, L.L.C.)
Douglas Krupp             028-342930                  10,317                     Indirect    I (through indirect ownership of KRF3
                                                                                             Acquisition Company, L.L.C.)
----------------------- --------------- ------------------------------------- --------------           --------------------

(2) On June 29, 1999, KRF3 Acquisition Company, L.L.C. and the other persons filing this statement (the "Reportings Persons") filed a a statement of beneficial ownership on Form 3 in respect of 10,380 units of investor limited partnership interests in Krupp Realty Fund, Ltd. - III ("Units") for which such Reporting Persons had voting power pursuant to Agreements of Assignment and Transfer ("Assignments") executed by the holders of such Units in connection with a tender offer initated by the Reporting Persons on May 14, 1999 and terminated on June 18, 1999. On July 1, 1999, KRF3 Acquisition Company, L.L.C. purchased 10,317 of the Units for which Assignments were executed. This statement is filed to report such acquisition. The Reporting Persons no longer control the voting power for the 63 Units not acquired pursuant to the tender offer.

                                   SIGNATURES


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.

Dated: August 5, 1999

                        KRF3 Acquisition Company, L.L.C.

                              By: KRF Company, L.L.C.,
                                  its sole member

                                  By: The Krupp Family Limited
                                      Partnership - 94,
                                      its sole member

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        KRF Company, L.L.C.

                                  By: The Krupp Family Limited
                                      Partnership - 94,
                                      its sole member

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        The Krupp Family Limited Partnership-94

                                      By: /s/ Douglas Krupp
                                          -----------------
                                          Name:  Douglas Krupp
                                          Title: General Partner

                        George Krupp

                        /s/ George Krupp
                        ----------------

                        Douglas Krupp

                        /s/ Douglas Krupp
                        -----------------